Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Joel Thomas
(919) 379-4300
Pyxus International, Inc. Reports Fiscal Year 2020 Third Quarter Results
Morrisville, NC – February 10, 2020 – Pyxus International, Inc. (NYSE: PYX), a global value-added agricultural company, today announced results for its fiscal quarter ended December 31, 2019.
Quarter Highlights
•Sales and other operating revenues decreased 30.7% to $363.3 million when compared to last year, due to a decrease in volume and average sale prices. The volume decrease was driven by flue-cured oversupply conditions, shipment timing, and the impact of Hurricane Florence and foreign tariffs in the U.S. Average sale price decrease was driven by a lower concentration of lamina in South American leaf product mix.
•Gross profit as a percent of sales improved to 15.2% from 14.2% for the same period last year attributable to favorable foreign currency exchange rate fluctuations resulting in lower leaf green inventory prices in Africa and South America.
•Selling, general, and administrative expense (“SG&A”) increased $4.2 million to $45.9 million when compared to last year mainly due to branding, marketing, and advertising expenses to support Figr cannabinoid brand growth and costs incurred to evaluate and develop plans for a potential partial monetization of interests in subsidiaries in the Other Products and Services segment.
•Net loss attributable to Pyxus International, Inc. for the three months ended December 31, 2019 was $22.0 million.
•Adjusted EBITDA* for the three months ended December 31, 2019 was $24.2 million.

*Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. See the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.

Pieter Sikkel, Chairman, President and CEO said, "Two years into our One Tomorrow initiative, we have made significant operational progress against our strategy to transform the business and become a purpose-led company. With products spanning more than five different categories, Pyxus is well on its path to becoming a diversified agricultural technology and consumer products goods company. Across all of our business segments, we strongly believe that our commitment to transparency, sustainability, quality and growth based on market demand will position us as a stronger company prepared to meet the requirements of the international market.
"As we look toward our capital structure, we continue to evaluate and develop the plans for a potential partial monetization of interests in subsidiaries in the Other Products and Services segment and to address the Company's long-term debt, maturing in calendar 2021. Our target is to achieve run rate positive Adjusted EBITDA across our Global Specialty Products division during fiscal 2021.
"Our leaf business continues to focus on enhancing efficiency and growing market share. Although volumes were down compared to the same quarter in 2019, these results were largely driven by timing in shipments and a delay in processing in Africa. We are encouraged by signed agreements with key customers in Argentina and Tanzania, which further position us as strategic partners on a global basis. Additionally, we remain focused on uncommitted inventory that is near the upper end of our stated range of $50 million to $150 million.

"The North American region continues to be impacted by trade disputes. While we are pleased that tobacco is included on the list of agricultural products in Phase 1 of the U.S.-China trade agreement, additional steps are needed to restart leaf exports from the United States to China. We are also closely monitoring developments with respect to the coronavirus. While our fourth fiscal quarter has historically been the strongest revenue quarter of the fiscal year, and we anticipate it to be so again this fiscal year, due to these and other uncertainties that may impact results for the fourth quarter, we are not in a position to update our previously issued guidance for the current fiscal year and are withdrawing that guidance, both with respect to revenues and adjusted EBITDA.

"Figr Brands, Inc., our wholly-owned indirect subsidiary, furthered its strategic growth in terms of capacity expansion, product innovation and geographic expansion during the quarter as the cannabis market responds to a slower than expected roll-out of retail availability in Canada. However, we are pleased that the market continued to grow. Latest estimates from Health Canada show the legal cannabis market grew to approximately CA$135.75 million in November 2019, bringing it to an annual run rate of over CA$1.6 billion one year into legalization.

"Figr has continued to maintain strong market share in the provinces in which it operates. While Figr's market share has been impacted by price compression in the market due to its position as a premium brand, it plans to maintain price discipline and growth rate by shifting product mix to higher margin products through innovation. Figr launched in the Ontario market on December 5 with flowers, oil and pre-rolls and released its THC vape products on January 17. We look forward to Figr's THC vape devices becoming available in New Brunswick and Nova Scotia, subject to local rules and regulations.

"Figr's entrance into the Ontario market marked a major milestone in the company’s execution of its cross-country expansion strategy, with a goal of marketing products across all of Canada by the end of the first quarter of fiscal 2021. This expansion is supported by the growth of Figr's operational footprint. Figr is currently operating approximately 250,000 square feet in Prince Edward Island (PEI) and Ontario with a potential capacity of up to 30,000 kilograms per year. Following the completion of its PEI facility expansion and approvals from Health Canada, Figr will operate approximately 350,000 square feet across both locations with potential capacity of up to approximately 45,000 kilograms per year.

"We are continuing to build a portfolio of CBD brands, each of which is being developed to meet the unique needs of distinct consumer segments. In December, our Criticality joint venture released its first set of Korent combination packs and we were pleased that the Korent cooling liniment received the 2020 “best topical” award from Hemp Business Magazine on January 30. Humble Juice Co. is also developing its own CBD line, which we expect to roll out to the market in the first half of fiscal 2021. Additionally, following the receipt of its industrial hemp license from Health Canada, Figr successfully contracted and harvested industrial hemp and has begun extracting cannabinoid oil from the crop.

"Criticality continues to expand its extraction capacity to meet growing consumer demand for quality, traceable CBD products. By the end of the first quarter of fiscal 2021, Criticality expects to complete its current expansion project and triple its extraction capability. Criticality also expects to receive GMP, Kosher and Organic certifications by the end of the fiscal year - essential components of our commitment to quality products and international expansion efforts. Through our Pyxus Agriculture USA affiliate, we have purchased approximately 760,000 pounds of industrial hemp this fiscal year.

"We believe Pyxus is well-positioned in the evolving nicotine e-liquid regulatory environment as we have been anticipating and planning for since the establishment of our first e-liquid joint venture in 2014. Following the September 2019 vaping illness crisis, which we suspect is due to black market products, the industry was impacted by fast-moving misinformation about the illnesses, government restriction on access to products, and general consumer confusion. The FDA guidance released in January was a positive step forward in addressing these issues and we hope future regulation will strengthen consumer confidence in the category. In fact, following an initial drop in sales in September 2019, internal projections for Purilum, Humble and Bantam are anticipated to grow following the filing and acceptance of May 2020 Premarket Tobacco Product Application (PMTA) application submissions. As the industry evolves, we will continue to hold ourselves to a higher standard and accountable to our marketing commitment that includes specific measures to help ensure we are marketing to legal-age consumers.

"Our Value-Added Agricultural Products division is continuing to advance both its sunflower and groundnut initiatives, and our Pyxus Agriculture Tanzania subsidiary is proceeding with plans to bring a consumer product to market in fiscal 2021.

"Since the launch of our One Tomorrow strategy two years ago, we have benefited from the progress of our diversification strategy, innovation efforts and global presence. As we execute against our plan, we are committed to building a stronger Pyxus for our shareholders, as well as our employees, our contracted farmers and the communities in which we operate."

Performance Summary for Three Months Ended December 31, 2019
Sales and other operating revenues decreased $161.2 million or 30.7% to $363.3 million for the three months ended December 31, 2019 from $524.5 million for the three months ended December 31, 2018. This decrease was due to a 27.5% decrease in volume and a 6.9% decrease in average sales prices. The decrease in volume was attributable to flue-cured oversupply conditions, the timing of shipments in the Leaf - Other Regions segment in Africa and Asia, and the impact of Hurricane Florence reducing the prior year U.S. crop size (which impacted carryover shipments) and foreign tariffs on U.S. tobacco reducing Leaf - North America segment volumes. The decrease in average sales price was driven by the Leaf - Other Regions segment product mix having a lower concentration of lamina in South America.
Cost of goods and services sold decreased $141.7 million or 31.5% to $308.1 million for the three months ended December 31, 2019 from $449.8 million for the three months ended December 31, 2018. This decrease was mainly due to a decrease in the Leaf - North America and Leaf - Other Regions segment sales and other operating revenues and favorable foreign currency exchange rate fluctuations in the Leaf - Other Regions segment resulting in lower leaf raw materials prices in Africa and South America.
Gross profit as a percent of sales increased to 15.2% for the three months ended December 31, 2019 from 14.2% for three months ended December 31, 2018. This increase was attributable to favorable foreign currency exchange rate fluctuations in the Leaf - Other Regions segment resulting in lower leaf raw materials prices in Africa and South America. This increase was partially offset by higher Leaf - North America and Leaf - Other Region conversion costs due to lower volumes.
Selling, general, and administrative expense ("SG&A") increased $4.2 million or 10.1% to $45.9 million for the three months ended December 31, 2019 from $41.7 million for the three months ended December 31, 2018. SG&A as a percent of sales increased to 12.6% for the three months ended December 31, 2019 from 8.0% for the three months ended December 31, 2018. These increases were primarily related to branding, marketing, and advertising expenses to support growth of the Figr cannabinoid brand and costs incurred to evaluate and develop plans for a potential partial monetization of interests in subsidiaries in the Other Products and Services segment. These increases were partially offset by current year savings due to restructuring initiatives enacted in the Leaf - North America segment in the prior year.
Income tax expense decreased $18.3 million or 105.2% to a $0.9 million benefit for the three months ended December 31, 2019 from $17.4 million for the three months ended December 31, 2018. This decrease was primarily due to a change in the effective tax rate to 3.9% for three months ended December 31, 2019 from 226.8% for the three months ended December 31, 2018, and the occurrence of certain discrete items during the three months ended December 31, 2019.

Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality, branding, marketing, and advertising to support the new business lines, increased legal and professional costs associated with developing plans for a potential partial monetization of interests in certain subsidiaries referred to above, and the extent and timing of facility expansions. As of December 31, 2019, the Company’s available credit lines and cash totaled $396.4 million. The Company will continue to monitor and, as available, adjust funding sources as needed to enhance and drive various business opportunities that maintain flexibility and meet cost expectations.

Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended December 31, 2019, on February 10, 2020 at 5 P.M. ET. The dial in number for the call is (786) 789-4797 or (866) 575-6539 and use conference ID 8740328. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event, a replay will be available for five days by dialing (719) 457-0820 or (888) 203-1112 and entering the access code 8740328. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. Some of these risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, changes in relevant capital markets affecting the terms and availability of financing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, the impact of disasters or other unusual events affecting international commerce, including impacts from the strain of coronavirus reported to have recently surfaced in Wuhan, China, changes in costs incurred in supplying products and related services, uncertainties with respect to the impact of regulation associated with new business lines, including the risk of obtaining anticipated regulatory approvals in Canada and for nicotine e-liquids products in the United States, uncertainties regarding the regulation of the production and distribution of hemp products and continued compliance with applicable regulatory requirements, uncertainties with respect to the development of the industries and markets of the new business lines, consumer acceptance of products offered by the new business lines, uncertainties with respect to the timing and extent of retail and product-line expansion, the impact of increasing competition in the new business lines, uncertainties regarding obtaining financing to fund planned facilities expansions, the possibility of delays in the completion of facilities expansions and uncertainties regarding the potential production yields of new or expanded facilities, as well as the progress of legalization of cannabis for medicinal and adult recreational uses in other jurisdictions. A further list and description of these risks, uncertainties, and other factors can be found in the “Risk Factors” section of our annual report on Form 10-K for the fiscal year ended March 31, 2019, in Part II, Item 1A "Risk Factors" in the Company's Quarterly Reports on Form 10-Q for the periods ended June 30, 2019 and September 30, 2019 and in our other filings with the Securities and Exchange Commission. We do not undertake to update any forward-looking statements that we may make from time to time.

About Pyxus International, Inc.
Pyxus International Inc. (NYSE: PYX) is a global agricultural company with 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Sales and other operating revenues	$363,260	$524,487	$1,022,911	$1,210,351
Cost of goods and services sold	308,133	449,776	867,852	1,045,042
Gross profit	55,127	74,711	155,059	165,309
Selling, general, and administrative expenses	45,911	41,680	142,551	118,759
Other (expense) income, net	(401)	7,991	4,061	13,473
Restructuring and asset impairment charges	672	1,667	892	3,390
Operating income	8,143	39,355	15,677	56,633
Debt retirement benefit	—	(1,281)	—	(1,754)
Interest expense (includes debt amortization of $2,559 and $2,325 for the three months and $7,478 and $7,020 for the nine months in 2019 and 2018, respectively)	32,200	33,947	101,346	102,182
Interest income	442	962	2,966	2,587
(Loss) income before income taxes and other items	(23,615)	7,651	(82,703)	(41,208)
Income tax (benefit) expense	(914)	17,354	25,238	26,900
Income from unconsolidated affiliates	255	4,701	6,728	6,852
Net loss	(22,446)	(5,002)	(101,213)	(61,256)
Net (loss) income attributable to noncontrolling interests	(453)	93	(905)	(769)
Net loss attributable to Pyxus International, Inc.	$(21,993)	$(5,095)	$(100,308)	$(60,487)

Loss per share:
Basic	$(2.40)	$(0.56)	$(10.98)	$(6.69)
Diluted	$(2.40)	$(0.56)	$(10.98)	$(6.69)

Weighted average number of shares outstanding:
Basic	9,166	9,068	9,137	9,048
Diluted	9,166	9,068	9,137	9,048

Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended		Nine Months Ended			Fiscal Year Ended		LTM(10)
(in thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018	December 31, 2017	March 31, 2019	March 31, 2018	December 31, 2019	December 31, 2018
Net (loss) income attributable to Pyxus International, Inc.	$(21,993)	$(5,095)	$(100,308)	$(60,487)	$56,936	$(70,467)	$52,436	$(110,288)	$(64,988)
Plus: Interest expense(2)	32,200	33,947	101,346	102,182	101,105	135,553	134,279	134,717	135,356
Plus: Income tax expense (benefit)	(914)	17,354	25,238	26,900	(66,233)	37,840	(58,764)	36,178	34,369
Plus: Depreciation and amortization expense	8,408	8,494	26,003	26,887	24,845	35,747	33,598	34,863	35,640
EBITDA(1)	17,701	54,700	52,279	95,482	116,653	138,673	161,549	95,470	140,378
Plus: Reserves for (recoveries on) doubtful customer receivables	—	1,774	1	2,136	(122)	6,821	(152)	4,686	2,107
Plus: Non-cash employee stock-based compensation	242	402	1,054	1,156	815	1,544	1,135	1,442	1,476
Less: Other (expense) income, net	(401)	7,991	4,061	13,473	9,909	14,217	14,382	4,805	17,946
Plus: Fully reserved recovery of tax(3)	2,513	2,308	7,685	6,851	6,898	10,418	11,835	11,252	11,788
Plus: Restructuring and asset impairment charges	672	1,667	892	3,390	—	4,946	382	2,448	3,773
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(4)	1,958	774	16,977	2,789	4,596	8,127	6,593	22,315	4,786
Plus: Costs associated with reorganization of legal entities(5)	253	357	553	930	202	1,543	469	1,166	1,197
Plus: Costs associated with the 2017 U.S. Tax Reform Act(6)	—	105	—	1,064	—	1,657	531	593	1,595
Plus: Debt retirement benefit	—	(1,281)	—	(1,753)	(2,975)	(1,753)	(2,975)	—	(1,753)
Plus: Amortization of basis difference - CBT investment(7)	348	441	1,194	1,110	1,165	1,551	1,519	1,635	1,464
Plus: One-time impact of newly imposed Argentinian Excise Tax(8)	—	1,574	—	2,499	—	2,818	—	319	2,499
Plus: Kenyan investigation legal & professional costs	—	57	—	300	1,931	308	1,980	8	350
Less: Kenyan green leaf operation Adjusted EBITDA(9)	(112)	(529)	(631)	(580)	(2,436)	(882)	(2,329)	(933)	(473)
Adjusted EBITDA(1)	$24,200	$55,417	$77,205	$103,060	$121,692	$163,318	$170,813	$137,462	$152,184
Total debt								$1,483,132	$1,480,767
Less: Cash								72,230	209,160
Total debt less cash								$1,410,902	$1,271,607
(Total debt less cash) /Adjusted EBITDA(1)								10.26x	8.36x

1.Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the nine months ended December 31, 2018 and 2017 reflect a reclassification of $317 and $1,025 respectively from SG&A to Interest expense. The fiscal years ended March 31, 2019 and 2018 reflect a reclassification of $317 and $1,301 respectively from SG&A to Interest expense.
3.Represents income (included in Other (expense) income, net) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
4.Includes expenses incurred associated with the development and implementation of the "One Tomorrow" business transformation strategy and exploration of potential monetization transactions involving the Company's interest in these businesses, including legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
5.Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.
6.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018.
7.Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
8.The initial impact of the recently imposed Argentinian Excise Tax was $2,818 for the fiscal year ended March 31, 2019 and $1,574 and $2,499 respectively for the quarter and nine months ended December 31, 2018, respectively. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the current fiscal year contemplate the newly imposed excise tax.
9.Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
10.Items for the twelve months ended December 31, 2019 are derived by adding the items for the nine months ended December 31, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the nine months ended December 31, 2018. Items for the twelve months ended December 31, 2018 are derived by adding the items for the nine months ended December 31, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the nine months ended December 31, 2017.

Reconciliation of Combined Leaf Segments Adjusted EBITDA (“Leaf Segments Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended		Nine Months Ended			Fiscal Year Ended		LTM(9)
(in thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018	December 31, 2017	March 31, 2019	March 31, 2018	December 31, 2019	December 31, 2018
Leaf - North America segment Operating income	$2,609	$2,870	$5,880	$7,888	$13,463	$10,113	$26,446	$8,105	$20,871
Leaf - Other Regions segment Operating income	25,508	44,133	59,016	70,010	65,665	112,180	88,742	101,186	93,087
Total Combined Leaf Segments Operating income	28,117	47,003	64,896	77,898	79,128	122,293	115,188	109,291	113,958
Less: Debt retirement (benefit) expense(2)	—	(1,214)	—	(1,661)	(2,975)	(1,633)	(2,867)	28	(1,553)
Plus: Interest income	426	961	2,972	2,583	2,295	3,367	3,271	3,756	3,559
Plus: Equity in net income of unconsolidated affiliates	938	4,267	5,996	4,883	7,253	7,408	8,947	8,521	6,576
Less: Net (loss) income attributable to noncontrolling interests	(109)	(133)	(321)	(492)	(289)	(108)	(434)	63	(637)
Plus: Depreciation and amortization expense	7,738	7,816	23,389	24,763	24,845	32,760	33,189	31,386	33,107
Leaf Segments EBITDA(1)	37,328	61,393	97,574	112,279	116,786	167,569	163,896	152,863	159,390
Plus: Reserves for (recoveries on) doubtful customer receivables	—	1,774	1	2,136	(122)	6,749	(152)	4,614	2,107
Plus: Non-cash employee stock-based compensation	118	308	444	924	815	1,190	1,109	710	1,219
Less: Other income, net	1,197	7,773	4,994	13,255	9,909	13,989	14,379	5,728	17,725
Plus: Fully reserved recovery of tax(3)	2,513	2,308	7,685	6,851	6,898	10,418	11,835	11,252	11,788
Plus: Restructuring and asset impairment charges	672	1,667	892	3,390	—	4,946	382	2,448	3,773
Plus: Costs associated with reorganization of legal entities(4)	253	357	553	930	202	1,543	469	1,166	1,197
Plus: Costs associated with the 2017 U.S. Tax Reform Act(5)	—	80	—	850	—	1,277	519	427	1,369
Plus: Debt retirement (benefit) expense(2)	—	(1,214)	—	(1,661)	(2,975)	(1,633)	(2,867)	28	(1,553)
Plus: Amortization of basis difference - CBT investment(6)	348	441	1,194	1,110	1,165	1,551	1,519	1,635	1,464
Plus: One-time impact of newly imposed Argentinian Excise Tax(7)	—	1,574	—	2,499	—	2,818	—	319	2,499
Plus: Kenyan investigation legal & professional costs	—	57	—	300	1,931	308	1,980	8	349
Less: Kenyan green leaf operation Adjusted EBITDA(8)	(112)	(529)	(631)	(580)	(2,436)	(882)	(2,329)	(933)	(473)
Leaf Segments Adjusted EBITDA(1)	$40,147	$61,502	$103,980	$116,932	$117,227	$183,629	$166,640	$170,675	$166,349
1.Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA to present combined information for the Leaf - North America and Leaf - Other Regions segments for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company's leaf tobacco reportable segments separate from the other reportable segment. This presentation provides readers with disaggregated information adjusted for the impact of the various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. These non-GAAP measures and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.Allocation of benefit based on total consolidated assets.
3.Represents income (included in Other income, net) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
4.Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.
5.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
6.Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
7.The initial impact of the recently imposed Argentinian Excise Tax was $2,818 for the fiscal year ended March 31, 2019 and $1,574 and $2,499 respectively for the quarter and nine months ended December 31, 2018, respectively. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the current fiscal year contemplate the newly imposed excise tax.
8.Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
9.Items for the twelve months ended December 31, 2019 are derived by adding the items for the nine months ended December 31, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the nine months ended December 31, 2018. Items for the twelve months ended December 31, 2018 are derived by adding the items for the nine months ended December 31, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the nine months ended December 31, 2017.

Reconciliation of Other Products and Services Segment Adjusted EBITDA (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended		Nine Months Ended			Fiscal Year Ended		LTM(5)
(in thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018	December 31, 2017	March 31, 2019	March 31, 2018	December 31, 2019	December 31, 2018
Other Products and Services segment Operating loss	(19,974)	(7,648)	(49,219)	(21,265)	—	(35,039)	(3,284)	$(62,993)	$(24,549)
Less: Debt retirement benefit(2)	—	(67)	—	(92)	—	(121)	(108)	(29)	(200)
Plus: Interest income (expense)	16	2	(7)	5	—	261	—	249	5
Plus: Equity in net income (loss) of unconsolidated affiliates	(682)	434	733	1,969	(133)	2,182	324	946	2,426
Less: Net income (loss) attributable to noncontrolling interests	(345)	226	(585)	(277)	—	(593)	(96)	(901)	(373)
Plus: Depreciation and amortization expense	669	679	2,614	2,124	—	2,987	409	3,477	2,533
Other Products and Services segment EBITDA(1)	(19,626)	(6,692)	(45,294)	(16,797)	(133)	(28,895)	(2,347)	(57,391)	(19,012)
Plus: Reserves for doubtful customer receivables	—	—	—	—	—	72	—	72	—
Plus: Non-cash employee stock-based compensation	124	94	610	232	—	354	25	732	257
Less: Other (expense) income, net	(1,598)	217	(933)	218	—	228	3	(923)	221
Plus: Costs associated with transformation related to "One Tomorrow" new business initiatives, not anticipated to be recurring costs(3)	1,958	774	16,977	2,789	4,596	8,127	6,593	22,315	4,786
Plus: Costs associated with the 2017 U.S. Tax Reform Act(4)	—	25	—	214	—	380	12	166	226
Plus: Debt retirement benefit(2)	—	(67)	—	(92)	—	(121)	(108)	(29)	(200)
Other Products and Services Segments Adjusted EBITDA(1)	$(15,946)	$(6,085)	$(26,774)	$(13,872)	$4,464	$(20,311)	$4,172	$(33,212)	$(14,165)

1.Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented these non-GAAP measures to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company's Other Products and Services Segment, separate from its other reportable segments. This presentation of Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA provides readers with disaggregated information adjusted for the impact of various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.Allocation of benefit based on total consolidated assets.
3.Includes expenses incurred associated with the development and implementation of the "One Tomorrow" business transformation strategy and exploration of potential monetization transactions involving the Company's interest in these businesses, including legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
4.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
5.Items for the twelve months ended December 31, 2019 are derived by adding the items for the nine months ended December 31, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the nine months ended December 31, 2018. Items for the twelve months ended December 31, 2018 are derived by adding the items for the nine months ended December 31, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the nine months ended December 31, 2017.
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